EXHIBIT 10.2
December 5, 2014
Mr. Shantanu Narayen
c/o Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110
Retention Agreement
Dear Shantanu:
Adobe Systems Incorporated, a Delaware corporation (the “Company”), considers it essential to the best interests of its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions which might arise among management in the context of a change in control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.
In order to induce you to remain in the employ of the Company, the Company has determined to enter into this updated letter agreement (this “Agreement”), which addresses the terms and conditions of your employment in the event of a change in control of the Company, as of the date first set forth above (the “Effective Date”), and also amends and restates in its entirety any prior versions of this Agreement. Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 7 of this Agreement.
1.Term of Employment Under the Agreement. The term of your employment under this Agreement shall commence on the Change in Control Date and shall continue until the second anniversary following the Change in Control (the “Term”).
2.    Employment During the Term. During the Term, the following terms and conditions shall apply to your employment with the Company:
(a)    Titles; Reporting and Duties. Your position, titles, nature and status of responsibilities and reporting obligations shall be no less favorable to you than those that you enjoyed immediately prior to the Change in Control Date.
(b)    Salary and Bonus. Your base salary and annual bonus opportunity may not be reduced, and your base salary shall be periodically reviewed and increased in the manner commensurate with increases awarded to other similarly situated executives of the Company.
(c)    Incentive Compensation. You shall be eligible to participate in each long‑term incentive plan or arrangement established by the Company for its executive employees at your level of seniority (excluding the Investment Partnership, except to the extent you hold Restricted Units) in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Company’s practices applicable to you prior to the Change in Control Date.
(d)    Benefits. You shall be eligible to participate in all pension, welfare and fringe benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.
(e)    Location. You will continue to be employed at a business location in the same metropolitan area in which you were employed prior to the Change in Control Date and the amount of time that you are required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of you prior to the Change in Control Date.
3.    Change in Control or Involuntary Termination During the Term.
(a)    (i) Payment of Wages and Accrued Vacation. In the event of your Involuntary Termination, the Company shall pay to you within five (5) days of the date of such Involuntary Termination, or such earlier date as may be required by applicable law, the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of your Reference Salary) for all unused vacation time which you have accrued as of the Date of Termination.
(ii) Payment of Cash Severance. In the event of your Involuntary Termination, subject to execution of the Release as described in Subsection (h) below, you will receive the following cash benefits:
(1)    The Company shall pay to you a pro rata portion (based on the number of days served in the applicable bonus period) of your target bonus for the year in which such Involuntary Termination occurs, calculated on the assumption that all performance targets have been or will be achieved at target levels, plus the full amount of any bonus that you earned for the year prior to the year in which the Involuntary Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 3(f) and 4 below, these cash payments will be made in a lump sum (x) on the 60th day following your Separation from Service, or (y) in the case of a Pre‑CIC Termination, on the 60th day following the completion of the Change in Control.
(2)    In addition, the Company shall pay to you an amount (the “Severance Payment”) equal to the product of (A) the sum of your Reference Salary and Reference Bonus, multiplied by (B) two (2) plus one twelfth (1/12th) for each of your completed years of service with the Company (not in excess of twelve (12)) (the number determined in accordance with the clause (B) being hereinafter referred to as the “Severance Multiple”). This Severance Payment shall be in lieu of any other cash severance payments which you are entitled to receive under any other notice or severance pay and/or retention plan or arrangement sponsored by the Company and its subsidiaries. Except as otherwise provided in Sections 3(f) and 4 below, these Severance Payments will be made in a lump sum (x) on the 60th day following your Separation from Service, or (y) in the case of a Pre‑CIC Termination, on the 60th day following the completion of the Change in Control.
(b)    Vesting and Exercise of Equity Awards. Subject to your execution of the Release as described in Subsection (h) below, and notwithstanding anything to the contrary contained in an applicable Equity Award agreement, in the event of a Change in Control, all Equity Awards held by you (x) shall vest in full as of immediately prior to the Change in Control and, (y) in the case of stock options, shall become fully exercisable as of immediately prior to the Change in Control, except as otherwise provided in Sections 3(f) and 4 below. For the avoidance of doubt, if a Pre‑CIC Termination occurs, then any unvested portion of your Equity Awards will remain outstanding until the date that the Change in Control occurs (provided that in no event will your stock options or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term to expiration). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of your Equity Awards automatically will be forfeited permanently without having vested. Except as otherwise provided in Sections 3(f) and 4 below, these Equity Awards that are restricted stock units or similar awards that vest under this Section 3(b) will be settled on the 30th day following completion of the Change in Control. Notwithstanding anything in this Agreement to the contrary, in no event shall the vesting and exercisability provisions applicable to you under the terms of an Equity Award be less favorable to you than the terms and provisions of such awards in effect as of the Change in Control Date.
(c)    Benefits Continuation. In the event of your Involuntary Termination, and subject to your execution of the Release in the form prescribed by the Company as further described below, and subject to your and/or your eligible dependents’ election of continued medical insurance coverage in accordance with the applicable provisions of federal law (commonly referred to as “COBRA”), the Company shall pay your COBRA premiums for the duration of such COBRA coverage, or for the period of years equal to your Severance Multiple, whichever is less (the “COBRA Benefit Period”). If your medical coverage immediately prior to your Date of Termination included one or more of your dependents, the Company-paid COBRA premiums shall include the premiums necessary for such dependents as have elected COBRA coverage. For the avoidance of doubt, if a Pre‑CIC Termination occurs, (i) you will be solely responsible for timely payment of your COBRA premiums through the date that the Change in Control occurs, (ii) on the 60th day following completion of the Change in Control, the Company will provide a lump sum reimbursement payment to you for the aggregate amount of the COBRA premiums that the Company otherwise would have been responsible to pay on your behalf for the COBRA Benefit Period occurring prior to the Change in Control (the “COBRA Reimbursement”), and (iii) any COBRA premiums that the Company is obligated to pay during the COBRA Benefit Period occurring on and after the Change in Control will be paid by the Company. Notwithstanding the foregoing and notwithstanding the provisions of Section 3(e), in the event that you become covered under another employer’s group health plan (other than a plan which imposes a pre-existing condition exclusion unless the pre-existing condition exclusion does not apply) or otherwise cease to be eligible for COBRA during the period provided in this Section 3(c), the COBRA Benefit Period will end as of such date and the Company shall immediately cease payment of any COBRA premiums hereunder, provided that in the case of a Pre‑CIC Termination, the Company will provide any COBRA Reimbursement for the duration that the COBRA Benefit Period remained in effect prior to the Change in Control.
(d)    Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company and its subsidiaries (the “Date of Termination”) as used for specified purposes under this Plan (which Date of Termination may be different from the date of Separation from Service) shall be determined as follows: (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full‑time performance of your duties during such thirty (30) day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, five (5) days after the date the Notice of Termination is received by you and (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by you. If the basis of your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten (10) days after the date your Notice of Termination is received by the Company. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten (10) days after the date such notice is received by the Company.
(e)    No Mitigation or Offset. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the Date of Termination or otherwise (except as expressly provided in Section 3(c) above).
(f)    Application of Section 409A. It is intended that all of the benefits and payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), any right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any other provision of this Agreement, to the extent that (i) one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) you are a “specified employee” within the meaning of Code Section 409A at the time of Separation from Service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of Separation from Service, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code

Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.
(g)    Vesting of Performance Awards. Subject to your execution of the Release as described in Subsection (h) below, and notwithstanding anything to the contrary contained in an applicable Performance Award agreement, and except as otherwise provided in this Section 3(g) and Section 4 below, with respect to all Performance Awards, in the event of a Change in Control, the Actual Award credited to you under the Performance Share Plan as of the Change in Control Date shall vest in full. For the avoidance of doubt, if a Pre-CIC Termination occurs, then any unvested portion of your Performance Awards will remain outstanding until the date that the Change in Control occurs and the Actual Award credited to you under the Performance Share Plan through the Change in Control Date shall vest in full as of immediately prior to the Change in Control. In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of your Performance Awards automatically will terminate immediately without having vested and never will become vested. Except as otherwise provided in Sections 3(f) and 4, these Performance Awards that are restricted stock units or similar awards that vest under this Section 3(g) will be settled on the 30th day following completion of the Change in Control. Notwithstanding anything in this Agreement to the contrary, in no event shall the vesting and exercisability provisions applicable to you under the terms of a Performance Award be less favorable to you than the terms and provisions of such awards in effect as of the Change in Control Date.
(h)     Release of Claims. As a condition to the receipt of the severance payments and benefits upon an Involuntary Termination or Pre‑CIC Termination described in this Section 3, you must execute the Release and allow the Release to become effective, with such execution occurring not prior to the Date of Termination and with such Release effective not later than 60 days after your Separation from Service; provided, however, with respect to the benefits described in Subsections (b) and (g) above relating to your Equity Awards that becomes payable upon a Change in Control but not in connection with a Pre‑CIC Termination, the Release (as minimally modified as necessary to reflect no termination of your employment in connection with the benefits and to eliminate the waiver of any claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA)) with respect to such benefits must become effective not later than 30 days after the completion of the Change in Control. The date on which the Release becomes effective is the “Release Effective Date.” No benefits under Section 3 will be paid to you prior to the Release Effective Date. The form of Release shall not cause you to waive or release any claims or rights you may have to be indemnified by the Company under applicable law, the Company’s Certificate of Incorporation or Bylaws, or the terms of any then-effective indemnification agreement or obligation.
4.    Limitation on Payments. In the event that it is determined by the Accounting Firm that any amount payable to you under this Agreement, alone or when aggregated with any other amount payable or benefit provided to you pursuant to any other plan or arrangement of the Company, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then notwithstanding the other provisions of this Agreement, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to you. For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of the event giving rise to such payment to you. The Company shall request a determination in writing by the Accounting Firm of whether the full amount of the payments to you, or a lesser amount, will result in the greatest after-tax benefit to you. As soon as practicable thereafter, the Accounting Firm shall determine and report to the Company and you the amount of such payments and benefits which would produce the greatest after-tax benefit to you. For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accounting Firm may reasonably charge in connection with its services contemplated by this Section. If a reduced amount of the payments will give rise to the greatest after tax benefit, the reduction in the payments and benefits shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (including Performance Awards) other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards (including Performance Awards) is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
5.    Legal Fees and Expenses. The Company shall pay or reimburse you for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any bona fide claim, action or proceeding (a) arising out of your termination of employment during the Term, (b) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or (c) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision thereof (the “Legal Reimbursements”). The Legal Reimbursements shall be paid by the Company and its subsidiaries promptly (but in no event more than five (5) business days) following receipt of a written request for payment or reimbursement, as the case may be. It is intended that each installment of payments under this Section 5 is a separate “payment” for purposes of Code Section 409A. The Legal Reimbursements also are subject to the following requirements: (i) the Legal Reimbursements are payable only during your lifetime, (ii) the expenses that are eligible to be reimbursed to you as Legal Reimbursements during one calendar year may not affect the expenses eligible to be reimbursed to you as Legal Reimbursements during any other calendar year, (iii) in no event will the Legal Reimbursements be provided to you after the last day of the calendar year following the calendar year in which the applicable expense was incurred, and (iv) the right to the Legal Reimbursements is not subject to liquidation or exchange for any other benefit.
6.    Successors; Binding Agreement.
(a)    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(b)    Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
7.    Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:
“Accounting Firm” shall mean KPMG LLP or, if such firm is unable or unwilling to perform the calculations required under this agreement, such other national accounting firm as shall be designated by agreement between you and the Company.
“Actual Award” shall have the meaning in the applicable Performance Share Program.
“Cause” shall mean a termination of your employment during the Term which is a result of (i) your felony conviction, (ii) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (iii) your willful and continued failure substantially to perform your same duties with the Company as in existence prior to the Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness or any actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform your duties, and which performance is not substantially corrected by you within ten (10) days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you with willful malfeasance or gross negligence and without reasonable belief that your action or omission was not materially adverse to the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i), (ii) or (iii) of the first sentence of this section and specifying the particulars thereof in detail.
“Certification Date” shall have the meaning set forth in the applicable Performance Share Program.

“Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:
(i)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;
(ii)    during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;
(iii)    there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company or a subsidiary of the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing more than 50% of the combined voting power of the Company, a parent of the Company or other corporation resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction);
(iv)    all or substantially all of the assets of the Company are sold, liquidated or distributed; or
(v)    there is a “change in control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the Regulations.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
“Change in Control Date” shall mean the date on which the first Change in Control occurs following the Effective Date. Notwithstanding the first sentence of this definition, in the event of a Pre‑CIC Termination, “Change in Control Date” shall mean the date of termination of your employment.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.
“Common Stock” shall mean the common stock of the Company.
“Disability” shall mean (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan; (iii) you are deemed totally disabled by the Social Security Administration; or (iv) you are determined to be disabled in accordance with the Company’s disability insurance program under which the definition of a disability complies with the requirements under Treasury Regulation Section 1.409A‑3(i)(4). Any question as to the existence of your Disability pursuant to clause (i) or clause (ii) upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.
“Equity Awards” shall mean options, stock appreciation rights, stock purchase rights, restricted stock, stock bonuses and other awards which consist of, or relate to, equity securities of the Company, other than Performance Awards, in each case which have been granted to you under the Equity Plans. For purposes of this Plan, Equity Awards shall also include any shares of common stock or other securities issued pursuant to the terms of an Equity Award.
“Equity Plans” shall mean the Adobe Systems Incorporated 1994 Stock Option Plan, the Adobe Systems Incorporated 1994 Amended Performance and Restricted Stock Plan, the Adobe Systems Incorporated 1999 Nonstatutory Stock Option Plan, the Adobe Systems Incorporated 2003 Equity Incentive Plan, the Adobe Systems Incorporated 2005 Special Purpose Equity Incentive Plan, and any other equity-based incentive plan or arrangement adopted or assumed by the Company, and any future equity-based incentive plan or arrangement adopted or assumed by the Company, but shall not include the Adobe Systems Incorporated 1997 Employee Stock Purchase Plan or any other plan intended to be qualified under Section 423 of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.
“Good Reason” shall mean a resignation of your employment during the Term as a result of any of the following:
(i)    A meaningful and detrimental alteration in your position, your titles, or the nature or status of your responsibilities (including your reporting responsibilities) from those in effect immediately prior to the Change in Control Date.
(ii)    A reduction by the Company in your annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; or a reduction in the target incentive opportunity percentage used to determine your Target Annual Bonus below the percentage in effect for you prior to the Change in Control Date;
(iii)    The relocation of the office of the Company where you are employed immediately prior to the Change in Control Date (the “CIC Location”) to a location which is more than thirty five (35) miles away from the CIC Location or the Company’s requiring you to be based more than thirty five (35) miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control Date);
(iv)    The failure by the Company to continue in effect any compensation plan in which you participated prior to the Change in Control Date or made available to you after the Change in Control Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed on the Change in Control Date;
(v)    The failure by the Company to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under the Company’s pension, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which you were participating immediately prior to the Change in Control Date; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control;
(vi)    The failure by the Company to pay or provide you any material item of compensation or benefits promptly when due;
(vii)    The failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement, as contemplated in Section 6(a) hereof or, if the business for which your services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;
(viii)    Any termination of your employment which is not effected pursuant to the terms of this Agreement; or
(ix)    A material breach by the Company of the provisions of this Agreement;
provided, however, that any event described above in clauses (i) through (ix) shall not constitute Good Reason unless (A) it is communicated by you to the Company in writing within 90 days following the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 30 days of the Company’s receipt of such written notice from you, and (B) your resignation of employment occurs within 2 years following the initial existence of any such event.

“Investment Partnership” shall mean Adobe Incentive Partners, L.P.
“Involuntary Termination” shall mean your Separation from Service as a result of either (i) your termination of employment by the Company and its subsidiaries during the Term other than for Cause, (ii) your resignation of employment with the Company and its subsidiaries during the Term for Good Reason or (iii) the termination of your employment during the Term by reason of Disability.
“Performance Awards” shall have the meaning set forth in the applicable Equity Plan, and shall include awards of performance-based restricted stock, performance-based restricted stock units and performance-based cash awards.
“Performance Period” shall have the meaning set forth in the applicable Performance Share Program and underlying Equity Plan.
“Performance Share Program” shall mean the specific terms of Performance Awards adopted from time to time by the Company with respect to a specified Performance Period.
“Pre‑CIC Termination” shall mean your Involuntary Termination prior to the first Change in Control to occur following the Effective Date, provided that the Change in Control occurs and it is reasonably demonstrated that the termination of your employment (i) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control.
“Reference Bonus” shall mean the greater of (i) the Target Annual Bonus applicable to you for the year in which your Involuntary Termination occurs and (ii) the highest Target Annual Bonus applicable to you in any of the three years ending prior to the Change in Control Date.
“Reference Salary” shall mean the greater of (i) the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the date of your Involuntary Termination and (ii) the annual rate of your base salary from the Company in effect at any point during the three‑year period ending on the Change in Control Date.
“Regulations” shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.
“Release” shall mean a release of claims in a form substantially identical to the form attached hereto as Exhibit A, subject only to making the minimum modifications (if any) that are required to reflect changes in the applicable law between February 5, 2008, and the date when such release is executed.
“Restricted Units” shall mean restricted Class B Units of limited partnership interests in the Investment Partnership granted pursuant to a Restricted Units Agreement.
“Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), without reference to any alternative definitions thereunder.
“Target Annual Bonus” shall mean an amount equal to your base salary times your target incentive opportunity percentage under the Company’s MBO Bonus and Profit Sharing Plans (or any successor plans, if any, then in effect).

8.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Board of Directors, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110 - 2704, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
9.    Miscellaneous.
(a)    Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, the prior Severance and Change of Control Agreement between you and the Company; provided, however, that, except as expressly set forth herein, this Agreement shall not supersede the terms of Equity Awards or Restricted Units previously granted to you.
(b)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(d)    No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Term hereof.
(e)    Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.
(f)    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
(g)    Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

(h)    Amendment. This Agreement may not be amended, modified or terminated except pursuant to a written instrument executed by both parties hereto.
(i)    Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

(j)
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ADOBE SYSTEMS INCORPORATED

By:/s/ Mike Dillon

Mike Dillon Senior Vice President, General Counsel Corporate Secretary

Agreed to as of this 5th day of December, 2014
/s/ Shantanu Narayen
Shantanu Narayen

Exhibit A
FORM OF GENERAL RELEASE AGREEMENT
In consideration of the severance and other benefits which are to be provided me by Adobe Systems Incorporated (“Adobe”), pursuant to my Retention Agreement with Adobe dated January 12, 1998, as amended February 11, 2008, December 11, 2010, and December 5, 2014 (“the Agreement”), I agree to the following release (the “Release”).
1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge Adobe, and each of its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and its fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release which arise from or relate to my employment with the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims relating to my employment with the Company and the termination of such employment which arise under any and all laws, rules, regulations, and ordinances including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. California law shall apply in interpreting this Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which, if known to him/her, must have materially affected his/her settlement with the debtor.”
2.    This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled, whether in connection with my employment with the Company or the termination of that employment, under the Agreement, any employee benefit plan within the meaning of ERISA sponsored by the Company or under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In addition, this Release does not extend to and has no effect upon any of my rights that may not be waived or released as a matter of law, including any rights that I have or may have to indemnification by the Company under any then-effective indemnification agreement or obligation, applicable law or the Company’s Certificate of Incorporation or Bylaws with respect to acts or omissions that occurred during the term of my employment with Adobe.
3.    I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to file a charge with the Equal Opportunity Commission (EEOC) challenging the validity of my waiver of claims under the ADEA; (d) my right to be indemnified by Adobe under applicable law, Adobe’s Certificate of Incorporation or Bylaws, or the terms of any then-effective indemnification agreement or obligation; and (e) any indemnity or other rights of mine that cannot be waived as a matter of law.
4.    I understand and agree that Adobe will not provide me with the severance and other benefits under the Agreement unless I timely execute the Release. I acknowledge that that I have previously received or will receive, regardless of the execution of the Release, all wages owed to me, including any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
5.    As part of my existing and continuing obligations to Adobe, I have returned to Adobe all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I would still be bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company (“Employee Agreements”), pursuant to the terms of such agreement(s).
6.    I represent and warrant that I am the sole owner of all the claims released herein and that I have not assigned or transferred any such claims to any other person or entity.
7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by the Company or myself.
8.    Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of this Release shall be settled in accordance with the provisions set forth in the Agreement.
9.    I agree that I have had at least [twenty-one (21)/forty-five (45) calendar days as required] in which to consider whether to execute this Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that I may revoke the Release at any time during the seven-day period after I sign it, by email notice of revocation to [___________]. I further understand that Adobe’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release (the “Effective Date”), provided that I have (a) timely delivered the Release to Adobe prior to the Effective Date, and (b) not revoked the Release prior to the Effective Date. I understand that the severance benefits under Agreement under will become available to me in accordance with Internal Revenue Code Section 409A.
10.    In executing the Release, I acknowledge that I have not relied upon any statement made by the Company or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representations and agreements regarding the subject matter of the Release. However, the Release does not modify, amend or supersede the Employee Agreements. Once effective and enforceable, this Release can only be changed by another written agreement signed by me and an authorized representative of Adobe.

11.    Should any provision of the Release be determined by an arbitrator or court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
EMPLOYEE’S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
Executed this __________ Day of _______, 20__.

Shantanu Narayen